Exhibit 99.3

CONSENT OF NEWBRIDGE SECURITIES CORPORATION

Newbridge Securities Corporation hereby consents to the inclusion of our opinion letter, dated January 16, 2026, to the Board of Directors of VerifyMe, Inc. (“VerifyMe”) as Annex B to, and to the reference thereto under the headings “Prospectus Summary—Background of the Merger,” “Prospectus Summary—Recommendations of the VerifyMe Board; Reasons for the Merger,” “Prospectus Summary—Opinion of VerifyMe’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the VerifyMe Board and Reasons for the Merger,” and “The Merger—Opinion of VerifyMe’s Financial Advisor,” in the proxy statement/prospectus relating to the proposed merger involving VerifyMe and Open World, Ltd., which proxy statement/prospectus forms a part of VerifyMe’s Registration Statement on Form S-4 (the “Registration Statement”), to be filed with the U.S. Securities and Exchange Commission (the “SEC”) on or about the date hereof, which this consent is filed as an exhibit thereto. In giving the foregoing consent, we do not admit (1) that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations of the SEC promulgated thereunder, or (2) that we are experts with respect to any part of the Registration Statement within the meaning of the term “experts” as used in the Securities Act and the rules and regulations of the SEC promulgated thereunder.

Sincerely,

NEWBRIDGE SECURITIES CORPORATION

/s/ Newbridge Securities Corporation

April 15, 2026